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                                                            Exhibit 23




                    INDEPENDENT AUDITORS' CONSENT





The Administrative Committee
Anadarko Employee Savings Plan:


We consent to incorporation by reference in the Registration Statement (File No. 33-8643) on Form S-8 and S-3 of Anadarko Petroleum
Corporation of our report dated June 22, 2000, relating to the statements of net assets available for benefits including the related supplemental schedule, of the Anadarko Employee Savings Plan as of December 31, 1999 and 1998 and the related statement of changes in net assets available for benefits for the year ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 11-K of the Anadarko Employee Savings Plan.

[KPMG LLP]



Houston, Texas
June 22, 2000